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                                                                   Exhibit 10.79

                               SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT is made and entered into this _____ day of December, 1997 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Employer") and THOMAS E. MILLS, a resident of the State of Tennessee (the "Employee").


                              W I T N E S S E T H:

         WHEREAS, Employee was previously employed pursuant to that certain February 21, 1992 Employment Agreement with American Home Patient Centers, Inc., a Tennessee corporation and wholly-owned subsidiary of Employer; and

         WHEREAS, the parties replaced the 1992 Employment Agreement with an Employment Agreement dated February 8, 1995 between Employer and Employee, which Employment Agreement was amended in 1994 (such Agreement, as amended, is hereinafter referred to as the "Employment Agreement"); and

         WHEREAS, the parties have mutually agreed that Employee's employment with Employer will terminate on December 31, 1997 in connection with the organizational restructuring announced by the Employer on September 25, 1997 (the "Restructuring") and, accordingly, the parties desire to replace the Employment Agreement with this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT. Employer and Employee agree that Employee will remain in the employ of Employer through December 31, 1997 (the "Termination Date"). Until such time, Employee shall have the title Senior Vice President - Strategic Alliances. In such capacity, Employee shall, among other things, be responsible for certain assigned aspects of Employer's general business operations and perform such duties as assigned from time to time in accordance with the policies and objectives established by the Board of Directors and Chief Executive Officer of Employer, which duties shall include directing certain aspects of and managing strategic alliances involving the Employer and directing certain aspects of the Restructuring. Employee agrees to devote his full time, attention and skill to his duties hereunder through the Termination Date.

         2. COMPENSATION AND BENEFITS. Until the Termination Date, Employee shall receive the same base salary which he is receiving as of the date hereof and will be entitled to such medical, dental, disability and life insurance, and other employee benefits as are provided to employees of similar rank. Notwithstanding the foregoing, Employee will not receive any incentive compensation for services performed during Employer's 1997 fiscal year.



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         3. SEVERANCE PAYMENT. Upon termination of Employee's employment by the
Employer pursuant to the Restructuring, Employee will be entitled to receive a severance payment in an amount equal to ten (10) months of Employee's base monthly salary payable in equal monthly installments for a ten (10) month period following such termination. In addition, the Employer agrees to provide medical insurance and life insurance benefits in an amount equal to those enjoyed by the Employee during the Employer's 1997 fiscal year for the ten (10) month period following the termination.

         4. NONCOMPETE, ETC. In consideration of the covenants of Employer contained herein, Employee agrees as follows:

                  (a) Employee will, with reasonable notice during or after his employment, furnish information as may be in his possession and cooperate with Employer as may reasonably be requested in connection with any claims or legal actions in which Employer is or may become a party. Employee agrees to not disparage or otherwise comment in a negative way on the Employer or its affairs after the Termination Date.

                  (b) Employee recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of Employer, as hereinafter defined, is confidential and is a unique and valuable asset of Employer. Access to and knowledge of this information are essential to the performance of Employee's duties under this Agreement. Employee will not during his employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of Employer except as required by law. Employee will not make use of this type of information for his own purposes or for the benefit of any person or organization other than Employer. Employee will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the Business whether made by Employee or otherwise coming into his possession are confidential and will remain the property of Employer.

                  (c) During his employment and thereafter, Employee will not use his status with Employer to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Employer. During his employment and for a twelve (12) month period following the Termination Date, Employee will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of Employer in any way that will injure the interest of Employer; Employee, without express prior written approval by the Board of Directors of Employer, will not directly or indirectly own or hold any proprietary or other interest in, otherwise participate in, be employed by, or receive compensation from any party engaged in the same or any similar business within a one hundred
(100) mile radius of any location of Employer as of the Termination Date; and Employee, without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of Employer or discuss with any employee of Employer or of an affiliate of Employer, unless such employee has not been employed by Employer or an affiliate for at least twelve
(12) months,



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information or operation of any business intended to compete with Employer. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than five percent (5%) of any class of equity interest in a publicly-held company. For a twelve (12) month period after the Termination Date, Employee will not directly or indirectly hire any employee of Employer or solicit or encourage any such employee to leave the employ of Employer or an affiliate of Employer, unless such employee has not been employed by Employer or an affiliate for at least six (6) months.

                  (d) Employee acknowledges that his breach or threatened or attempted breach of any provision of Section 4 would cause irreparable harm to Employer not compensable in monetary damages and that Employer shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 4 without being required to prove damages or furnish any bond or other security.

                  (e) The parties hereby acknowledge the necessity of protection against the competition of, and certain other possible adverse actions by, Employee and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court determines that the foregoing restrictions are not reasonable, the court may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

         5. RELEASE. In exchange for the promises described herein, Employee releases and discharges Employer, its employees, officers, directors, shareholders, agents, attorneys, affiliates, and all related persons or entities ("Releasees"), from any and all losses, causes of action, claims, demands, liabilities, deficiencies, damages or expenses, known or unknown, arising or accruing in favor of Employee including but not limited to those arising in connection with his employment, the Employment Agreement and all related matters, except for obligations expressly set out herein. This release includes, but is not limited to, claims arising under Title VII of the Civil Copyrights Act of 1964, 42 U.S.C. Section 2000e, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 - 1461, as amended; any claims for breach of contract, tort, or personal injury of any sort; and any claims under any other state or federal statute, regulation, or common law.

         6. MISCELLANEOUS. The rights and obligations of Employee hereunder are non-assignable or delegable, and any assignment or delegation will be deemed null and void. Employer may assign this Agreement. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties. The invalidity or unenforceability of any provision of this Agreement will not affect any other provision hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be automatically added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable



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provision as may be possible and be legal, valid and enforceable. The waiver of a breach by either party of a term or provision of this Agreement will not be deemed or construed to be a waiver of any subsequent breach of the same or of any other terms or provisions of this Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the employment of Employee and supersedes all other employment contracts and severance arrangements, including, without limitation, the Employment Agreement. No waiver, modification or amendment to this Agreement will be valid unless it is evidence by a written instrument executed by both parties. This Agreement will be interpreted under subject to and governed by, the substantive laws of the State of Tennessee.

         IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first above written.

AMERICAN HOMEPATIENT, INC.

By:
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                                             THOMAS E. MILLS
Title:
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